Exhibit 99.1


News
For Immediate Release                                  SILGAN HOLDINGS INC.
                                                       4 Landmark Square
                                                       Suite 400
                                                       Stamford, CT  06901

                                                       Telephone: (203) 975-7110
                                                       Fax:       (203) 975-7902


                                                                 Contact:
                                                                 Robert B. Lewis
                                                                 (203) 406-3160


                         SILGAN ELECTS ADAM J. GREENLEE
                             CHIEF OPERATING OFFICER


STAMFORD, CT, August 12, 2009 - Silgan Holdings Inc. (Nasdaq: SLGN), a leading supplier of consumer goods packaging products, today announced that Adam J. Greenlee has been elected as Chief Operating Officer of the Company. In addition to serving as COO, Mr. Greenlee will continue in his position as Executive Vice President of the Company and as a member of the Executive Office.

"Adam has been a vital member of the Executive Office of Silgan, working in collaboration with Bob Lewis, our EVP and Chief Financial Officer, and me" said Tony Allott, President and Chief Executive Officer. "This collaborative Executive Office has long been a hallmark of Silgan, and we believe it has been an important element in the successes of the Company. Adam has already demonstrated himself as an important part of this team, and we are confident he will do so even more in the years to come," concluded Mr. Allott.

Mr. Greenlee has been our Executive Vice President, Operations since October 2007, President of Silgan White Cap Americas LLC, the Company's operating subsidiary through which it conducted its vacuum closure operations in North and South America, from January 2006 to October 2007, and EVP of Silgan White Cap Americas LLC from March 2005 to January


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SILGAN HOLDINGS
August 12, 2009
Page 2



2006. Prior to joining Silgan, Adam was Vice President and General Manager of ATI Allegheny Rodney from January 2003 through February 2005 and its Director of Marketing from February 2001 until January 2003.


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Silgan Holdings is a leading  manufacturer of consumer goods packaging  products with annual net sales of approximately $3.1 billion in 2008. Silgan operates 66 manufacturing facilities in North and South America, Europe and Asia. In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products. In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2008 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.


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